EXHIBIT 99.1

For Immediate Release	CONTACT: Frederick N. Cooper (215) 938-8312
November 8, 2011	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS PRELIMINARY 4th QTR AND FYE 2011 RESULTS FOR REVENUES,
CONTRACTS AND BACKLOG
Horsham, PA, November 8, 2011 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, in anticipation of its participation in upcoming investor meetings, today announced preliminary results for its fourth quarter and fiscal year ended October 31, 2011 for revenues, contracts and backlog.
FY 2011’s fourth-quarter revenues and home building deliveries of approximately $427.7 million and 757 units increased 6% in dollars and 8% in units, compared to FY 2010’s fourth-quarter results of $402.6 million and 700 units.
FY 2011’s fourth-quarter net signed contracts of approximately $389.9 million and 644 units rose 24% in dollars and 15% in units, compared to FY 2010’s fourth-quarter net signed contracts of $315.3 million and 558 units. The average price of fourth-quarter net signed contracts was $606,000, compared to $565,000 in FY 2010’s fourth quarter. On a per-community basis, FY 2011’s fourth-quarter net signed contracts of approximately 3.04 units per community were 3% higher than FY 2010’s fourth-quarter total, 15% lower than FY 2009’s fourth-quarter total, and 63% and 46% greater than FY 2008 and FY 2007’s fourth-quarter totals, respectively. They were, however, still well below the Company’s historical fourth-quarter average, dating back to 1990, of 5.87 units per community.
The Company’s contract cancellation rate (current-quarter cancellations divided by current-quarter gross signed contracts) was approximately 7.9% in the fourth quarter of FY 2011, compared to 8.8% in FY 2010’s fourth quarter. As a percentage of beginning-quarter backlog, the cancellation rate was 3.1%.
These rates were consistent with the Company’s pre-downturn historical averages.
The Company ended FY 2011 with a backlog of approximately $981.1 million and 1,667 units, which increased 15% in dollars and 12% in units, compared to FY 2010’s year-end backlog of $852.1 million and 1,494 units.
For FY 2011, home building revenues of approximately $1.48 billion and 2,611 units declined 1% in both dollars and units, compared to FY 2010’s results of $1.49 billion and 2,642 units. FY 2011 net signed contracts of approximately $1.60 billion and 2,784 units increased 9% in dollars and 7% in units, compared to FY 2010’s results of $1.47 billion and 2,605 units.
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Toll Brothers ended FY 2011 with 215 selling communities, compared to 195 at FYE 2010. The Company ended FY 2011 with approximately 37,500 lots owned and optioned, compared to approximately 36,200 at the previous quarter-end and 34,900 one year ago.
The Company ended FY 2011 with approximately $1.14 billion of cash and marketable securities, compared to $1.18 billion at FY 2011’s third-quarter end and $1.24 billion at FYE 2010. The Company used approximately $48.5 million of cash in the fourth quarter for stock repurchases, approximately $10.4 million to retire $10.0 million of its Senior Notes due November 2012, and approximately $35.6 million on land purchases. At FYE 2011, the Company also had approximately $785 million available under its $885 million 12-bank credit facility, which matures in October 2014.
Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “Notwithstanding a tumultuous summer on Wall Street, the financial chaos in Europe, the budget and political crises in Washington and two major storms that hobbled our core Mid-Atlantic and Northeast markets, we saw orders increase 24% in dollars and 15% in units. Well located communities in the Boston to Washington D.C. corridor continue to post solid results. Under our City Living brand, we opened two much-anticipated New York City buildings which began taking contracts this quarter. These buildings contributed half of the increase in average net contract price in the fourth quarter of FY 2011 compared to one year ago.”
These results are preliminary and unaudited. The Company will announce final fourth-quarter and FYE 2011 results, including earnings, on December 6, 2011.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, and Virginia.
Toll Brothers builds an array of luxury residential communities, principally on land it develops and improves: single-family detached and attached home communities, master planned resort-style golf communities, and urban low-, mid- and high-rise communities. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations.
Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.
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Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; financial resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York
Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia
South:	Florida, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	October 31,		October 31,
	Units		$ (Millions)
	2011	2010	2011	2010

HOME BUILDING REVENUES

North	205	199	$108.0	$102.0
Mid-Atlantic	262	217	148.6	127.9
South	159	145	87.7	75.3
West	131	139	83.4	97.4

Total consolidated	757	700	$427.7	$402.6

CONTRACTS

North	179	183	$115.4	$96.8
Mid-Atlantic	225	184	124.9	106.3
South	133	107	81.9	57.5
West	107	84	67.7	54.7

Total consolidated	644	558	$389.9	$315.3

BACKLOG

North	553	521	$307.4	$259.3
Mid-Atlantic	487	475	288.9	284.4
South	442	296	263.2	159.7
West	185	202	121.6	148.7

Total consolidated	1,667	1,494	$981.1	$852.1

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	Twelve Months Ended		Twelve Months Ended
	October 31,		October 31,
	Units		$ (Millions)
	2011	2010	2011	2010

HOME BUILDING REVENUES

North	718	774	$381.6	$407.7
Mid-Atlantic	887	876	499.7	488.4
South	522	498	285.0	264.3
West	484	494	309.5	334.4

Total consolidated	2,611	2,642	$1,475.8	$1,494.8

CONTRACTS

North	750	745	$429.6	$383.4
Mid-Atlantic	899	858	504.2	479.1
South	668	512	388.5	276.0
West	467	490	282.4	333.5

Total consolidated	2,784	2,605	$1,604.7	$1,472.0

Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month and twelve-months periods ended October 31, 2011 and 2010 is as follows:

	2011	2010	2011	2010
	Units	Units	$ (Mill)	$ (Mill)
Three months ended October 31,
Revenues	42	82	$34.8	$67.9
Contracts	33	63	$29.6	$49.7

Twelve months ended October 31,
Revenues	284	169	$233.4	$131.2
Contracts	184	238	$163.1	$185.7

Backlog at October 31,	26	126	$21.0	$91.2
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